Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2021 Third-Quarter Financial Results

Year-over-year total contract value up by 12% to $331 million

Cambridge, Mass., November 3, 2021 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2021 third-quarter financial results.

Total revenues were $118.1 million for the third quarter of 2021, compared with $108.6 million for the third quarter of 2020. The company also announced that its board of directors authorized a $50 million increase in the company’s stock repurchase program, bringing the total available repurchase authorization to approximately $100 million.

On a GAAP basis, net income was $4.5 million, or $0.23 per diluted share, for the third quarter of 2021, compared with a net loss of $3.8 million, or $0.20 per diluted share, for the same period in 2020.

On an adjusted basis, net income was $7.9 million, or $0.41 per diluted share, for the third quarter of 2021, which reflects an adjusted effective tax rate of 31%. Adjusted net income excludes stock-based compensation of $2.5 million and amortization of acquisition-related intangible assets of $3.7 million. This compares with an adjusted net income of $4.6 million, or $0.24 per diluted share, for the same period in 2020, which reflects an adjusted tax rate of 31%. Adjusted net income for the third quarter of 2020 excludes stock-based compensation of $2.7 million, amortization of acquisition-related intangible assets of $4.7 million, acquisition-related deferred revenue fair value adjustment of $0.1 million, integration costs of $0.3 million, and lease incentive costs of $0.2 million.

“We continued to see strong momentum in Q3 and achieved our goal of driving double-digit contract value growth faster than we expected,” said George F. Colony, Forrester’s chairman and chief executive officer. “Year-over-year contract value increased by 12%. We also delivered strong overall revenue growth and cash flow, with a significant expansion of our operating margin and EPS growth of 71%. As a result of our continued strong performance in Q3, we are raising full-year guidance for the third time this year.”

“Our solid performance over the past few quarters has allowed us to make investments into sales, marketing, and technology, which will further propel our business forward. Additionally, our newly launched product portfolio, Forrester Decisions, is resonating well with our clients. This next-generation platform will help us drive sustained double-digit contract value growth. Forrester Decisions is already helping us improve our sales velocity, drive wallet retention, and deepen our relationship with clients, resulting in multiyear recurring deals.”

As part of the company’s pivot to contract value (CV) in 2021, Forrester is classifying all components of its CV subscription research products as research revenues. In prior periods, advisory sessions included in Forrester’s research subscription products were classified as consulting revenues. This has resulted in approximately $1.6 million and $4.5 million of revenue being reclassified from consulting revenues to research revenues in the three and nine months ended September 30, 2020, respectively.

Forrester is providing fourth-quarter and full-year 2021 financial guidance as follows:

Fourth-Quarter 2021 (GAAP):

•	Total revenues of approximately $131.0 million to $136.0 million.

•	Operating margin of approximately 7.5% to 9.5%.

•	Interest expense of approximately $1.0 million.

•	An effective tax rate of 28%.

•	Earnings per share of approximately $0.33 to $0.39.

Fourth-Quarter 2021 (Adjusted):

Adjusted financial guidance for the fourth quarter of 2021 excludes stock-based compensation expense of $2.2 million to $2.4 million, amortization of acquisition-related intangible assets of approximately $3.6 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 12.0% to 14.0%.

•	Adjusted effective tax rate of 31%.

•	Adjusted diluted earnings per share of approximately $0.53 to $0.59.

Full-Year 2021 (GAAP):

•	Total revenues of approximately $492.0 million to $497.0 million.

•	Operating margin of approximately 7.0% to 8.0%.

•	Interest expense of approximately $4.2 million.

•	An effective tax rate of 27%.

•	Earnings per share of approximately $1.20 to $1.26.

Full-Year 2021 (Adjusted):

Adjusted financial guidance for full-year 2021 excludes stock-based compensation expense of $9.6 million to $9.8 million, amortization of acquisition-related intangible assets of approximately $15.2 million, integration costs of $0.3 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 12.0% to 13.0%.

•	Adjusted effective tax rate of 31%.

•	Adjusted diluted earnings per share of approximately $2.04 to $2.10.

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, marketing, customer experience, product, and sales functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 675,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave evaluations; over 52 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2021 and statements about the launch and performance of Forrester Decisions and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to respond to business and economic conditions and market trends; the risks and challenges inherent in international business activities, including the exit of the United Kingdom from the European Union; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; any weakness in Forrester’s system of internal controls; and the amount and timing of the repurchase of Forrester stock. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Chris Finn

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6129

cfinn@forrester.com

Shweta Agarwal

Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2021, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Research	$79,876	$74,445	$235,846	$223,746
Consulting	37,393	33,001	116,903	98,464
Events	867	1,131	7,838	6,253

Total revenues	118,136	108,577	360,587	328,463
Operating expenses:
Cost of services and fulfillment	49,836	46,125	149,571	133,442
Selling and marketing	41,340	42,209	123,175	121,599
General and administrative	14,383	12,475	41,895	35,936
Depreciation	2,342	2,544	6,887	7,398
Amortization of intangible assets	3,696	4,722	11,567	14,147
Integration costs	—	328	334	3,815

Total operating expenses	111,597	108,403	333,429	316,337

Income from operations	6,539	174	27,158	12,126
Interest expense	(1,056)	(1,259)	(3,251)	(4,104)
Other expense, net	(195)	(274)	(866)	(165)
Gains on investments	—	—	—	2,365

Income (loss) before income taxes	5,288	(1,359)	23,041	10,222
Income tax expense	766	2,401	6,220	2,658

Net income (loss)	$4,522	$(3,760)	$16,821	$7,564

Basic income (loss) per common share	$0.24	$(0.20)	$0.88	$0.40

Diluted income (loss) per common share	$0.23	$(0.20)	$0.87	$0.40

Basic weighted average shares outstanding	19,134	18,872	19,107	18,779

Diluted weighted average shares outstanding	19,388	18,872	19,351	18,873

Adjusted data (1):
Total revenues - GAAP	$118,136	$108,577	$360,587	$328,463
Deferred revenue fair value adjustment	—	80	—	402

Adjusted revenues	$118,136	$108,657	$360,587	$328,865

Income from operations - GAAP	$6,539	$174	$27,158	$12,126
Deferred revenue fair value adjustment	—	80	—	402
Amortization of intangible assets	3,696	4,722	11,567	14,147
Integration costs	—	328	334	3,815
Lease incentive	—	219	—	219
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,554	1,638	4,389	4,463
Selling and marketing	372	446	1,220	1,231
General and administrative	536	614	1,742	2,270

Adjusted income from operations	$12,697	$8,221	$46,410	$38,673

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2021		2020		2021		2020
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income (loss) - GAAP	$4,522	$0.23	$(3,760)	$(0.20)	$16,821	$0.87	$7,564	$0.40
Deferred revenue fair value adjustment	—	—	80	—	—	—	402	0.02
Amortization of intangible assets	3,696	0.19	4,722	0.26	11,567	0.59	14,147	0.76
Integration costs	—	—	328	0.02	334	0.02	3,815	0.20
Lease incentive	—	—	219	0.01	—	—	219	0.01
Stock-based compensation	2,462	0.13	2,698	0.14	7,351	0.38	7,964	0.42
Gains on investments	—	—	—	—	—	—	(2,365)	(0.13)
Tax effects of items above (2)	(1,861)	(0.09)	(1,828)	(0.10)	(5,276)	(0.27)	(6,980)	(0.37)
Adjustment to tax expense for adjusted tax rate (3)	(921)	(0.05)	2,156	0.11	(1,615)	(0.08)	(1,027)	(0.05)

Adjusted net income	$7,898	0.41	$4,615	$0.24	$29,182	1.51	$23,739	$1.26

Diluted weighted average shares outstanding	19,388		18,963		19,351		18,873

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, acquisition-related deferred revenue fair value adjustments, stock-based compensation, integration costs, lease incentive costs and credits, and net gains from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in both 2021 and 2020, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 31%.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	September 30,	December 31,
	2021	2020
Balance sheet data:
Cash, cash equivalents and marketable investments	$146,350	$90,257
Accounts receivable, net	$52,317	$84,695
Deferred revenue	$194,164	$179,968
Debt outstanding	$100,000	$109,375

	Nine Months Ended
	September 30,
	2021	2020
Cash flow data:
Net cash provided by operating activities	$84,992	$29,199
Purchases of property and equipment	$(9,845)	$(7,279)
Repayments of debt	$(9,375)	$(21,031)
Repurchases of common stock	$(10,646)	$—

	As of
	September 30,
	2021	2020
Metrics:
Contract value	$331,030	$295,646
Client retention	78%	71%
Wallet retention	99%	85%
Number of clients	2,964	2,750

	As of
	September 30,
	2021	2020
Headcount:
Total headcount	1,763	1,823
Sales force	648	716